CARDIOVASCULAR SYSTEMS REPORTS FISCAL 2016
FOURTH-QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, August 3, 2016, at 3:45 PM CT (4:45 PM ET)

•	Revenues of $48.5 million grew 9% from third quarter of fiscal 2016, and were similar to the prior year

◦	Coronary device revenues grew 20% from prior year

•	Gross margin increased to 79.7% from 77.6% in the prior-year period

•	30-day results from LIBERTY 360° study will debut in a late-breaking presentation at the 2016 Amputation Prevention Symposium

•	Application submitted in Japan for approval of Diamondback 360® Coronary Orbital Atherectomy System Micro Crown

•	Department of Justice investigation settlement agreement complete

St. Paul, Minn., August 3, 2016 – Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for peripheral and coronary artery disease, today reported financial results for its fiscal fourth quarter ended June 30, 2016.

The company’s fourth-quarter revenues were $48.5 million, a 9% increase from the third quarter of fiscal 2016 and similar to the fourth quarter of last year. Coronary device revenues grew 20% over last year, while peripheral device revenue was near the prior-year level. Other product revenue declined $1.5 million from last year, driven by the termination of an agreement to distribute Asahi guide wires on June 30, 2015.

The fourth-quarter gross profit margin increased to 79.7% from 77.6%, driven by unit cost reductions over the prior-year period. Operating expenses in the fourth quarter were 6% lower than the prior year, primarily reflecting management’s cost realignment initiatives.

Scott Ward, CSI’s Chairman, Interim President and Chief Executive Officer, said, “We delivered meaningful progress on all of our key objectives in the fourth quarter. Our sales force has been stabilized and our sales strategy is driving productivity increases, placing us in a strong position to grow our business. As a result, we posted solid sequential quarterly revenue growth from the third quarter for both our coronary and peripheral products, and exceeded our guidance for the quarter. At the same time, operating expenses have declined, primarily due to our cost reduction initiatives implemented earlier this year, reducing our net loss by over 40% compared to the fourth quarter of 2015. We expect our momentum to continue and anticipate revenue growth for fiscal 2017, while moving toward profitability.”

Fiscal 2016 fourth-quarter net loss was $(4.9) million, or $(0.15) per common share, improving 44% from a net loss of $(8.7) million, or $(0.27) per common share, in the fiscal 2015 fourth quarter. Adjusted EBITDA loss improved to $(1.4) million versus $(4.1) million a year earlier. Cash usage for the quarter declined significantly to $(1.5) million, resulting in a cash balance of $60.6 million at quarter end.

Fiscal year 2016 revenues were $178.2 million, with device revenues increasing 2% from the prior fiscal year and other product revenues declining by 30%, driven by a $7.5 million reduction in revenues from the terminated Asahi agreement. Gross margin increased to 80.1% compared to the prior-year’s 78.2% on lower unit costs. Operating expenses rose 14%. Approximately half of the increase was due to one-

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time litigation and severance costs, while the remaining increase was primarily due to sales force expansion. Net loss totaled $(56.1) million, or $(1.72) per common share, compared to $(32.8) million, or $(1.04) per common share, in fiscal 2015.

30-day results from LIBERTY 360° study to be debuted in a late-breaking presentation at the 2016 Amputation Prevention Symposium (AMP)
On August 11, Dr. George Adams, director of Cardiovascular and Peripheral Vascular Research at Rex Hospital in Raleigh, N.C., will present the 30-day results from the LIBERTY 360° study in a late-breaking presentation at the 2016 AMP symposium in Chicago.

The LIBERTY study is a prospective, observational, multi-center study evaluating the clinical and economic outcomes of endovascular interventions in patients with symptomatic peripheral artery disease (PAD), including critical limb ischemia (CLI), the most severe form of PAD. The study includes all commercially available technologies, including CSI’s Diamondback 360® Peripheral Orbital Atherectomy System.

The LIBERTY study includes patients with various levels of PAD ranked on the Rutherford Classification scale, including Rutherford 6, those with the most severe form of PAD. Included in the analysis are 500 Rutherford Class 2-3 patients, 589 Rutherford Class 4-5 patients and 100 Rutherford Class 6 patients.

Application Submitted in Japan for Approval of Diamondback 360® Coronary Orbital Atherectomy System Micro Crown
On July 6, 2016, CSI announced that it submitted an application to Japan’s Pharmaceuticals and Medical Devices Agency (PMDA) for approval of its Diamondback 360® Coronary Orbital Atherectomy System (OAS) Micro Crown to treat severely calcified coronary arteries for the facilitation of stent placement.

“The presence of severely calcified coronary lesions contributes to both poor patient outcomes and higher treatment costs around the world,” said Ward. “We look forward to working with PMDA to bring this important, novel technology, with compelling clinical evidence, to the Japanese market.”

Pending approval, Japan would become the first international market for any CSI product and would represent a significant milestone for the company. CSI expects commercialization beginning in calendar 2018, and is in the process of selecting a distribution partner in Japan.

DOJ Investigation Concludes with Settlement Agreement
On June 28, 2016, CSI entered into a settlement agreement with the United States government to resolve all claims in a pending suit under the False Claims Act. The settlement ends the government investigation and allows CSI to continue to work with applicable federal agencies moving forward. CSI did not admit to any liability as part of the settlement.

CSI previously announced an agreement in principle to resolve these matters and reserved $8 million for the settlement in its fiscal third quarter. Under the settlement agreement, CSI will pay $8 million, including an initial payment of $3 million made in July 2016, to settle the government’s claims. The remaining balance is payable in 11 quarterly payments beginning in January 2017.

Fiscal 2017 First-Quarter Outlook
Ward said, “Our fiscal first quarter includes summer months that typically have lower procedure volumes. It is also a period of annual sales meetings and training for our sales force. These factors have been taken into consideration in establishing our guidance for the quarter.”

For the fiscal 2017 first quarter ending September 30, 2016, CSI anticipates:

•	Revenue in a range of $48.0 million to $49.5 million;

•	Gross profit as a percentage of revenues of about 80%;

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•	Operating expenses approximately 4% higher than the fourth quarter of fiscal 2016, primarily due to the timing of sales meetings and training; and

•	Net loss in the range of $(5.8) million to $(6.7) million, or loss per common share ranging from $(0.18) to $(0.21), assuming approximately 32.8 million average shares outstanding.

Conference Call Today at 3:45 p.m. CT (4:45 p.m. ET)
Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal fourth-quarter results today, August 3, 2016, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (877) 201-0168 and enter the access number 46554233. Please dial in at least 10 minutes prior to the call. To listen to the live webcast, go to the investor section of the company’s website, www.csi360.com, and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 and enter 46554233. The audio replay will be available beginning at 6:45 p.m. CT on Wednesday, August 3, 2016, through 10:59 p.m. CT on Wednesday, August 10, 2016.

Use of Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP.

About Peripheral Artery Disease (PAD)
As many as 18 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360 and Diamondback 360 Peripheral Orbital Atherectomy Systems, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women in the United States. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in nearly 40% of patients undergoing a percutaneous coronary intervention (PCI). Significant calcium contributes to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

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August 3, 2016

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. The Stealth 360® Peripheral Orbital Atherectomy System (OAS) received CE Mark in October 2014. To date, over 260,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) productivity increases driven by our sales strategy and our strong position to grow our business; (ii) our expectation that our momentum will continue; (iii) our anticipation of revenue growth for fiscal 2017; (iv) future profitability; (v) the LIBERTY study, including results of the study and the schedule for presenting results; (vi) the approval of our Diamondback 360® Coronary Orbital Atherectomy System (OAS) Micro Crown by PMDA in Japan; (vii) commercialization in Japan, including the timing and the distribution partner in Japan; and (viii) anticipated revenue, gross profit, operating expenses, and net loss. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, regulatory developments in the U.S. and foreign countries; FDA and similar foreign clearances and approvals; approval of our products for distribution in foreign countries; approval of products for reimbursement and the level of reimbursement; dependence on market growth; the experience of physicians regarding the effectiveness and reliability of CSI’s products; the reluctance of physicians, hospitals and other organizations to accept new products; the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; actual clinical trial and study results; the impact of competitive products and pricing; unanticipated developments affecting our estimates regarding expenses, future revenues and capital requirements; the difficulty to successfully manage operating costs; our inability to sustain growth in our sales and marketing organization; our ability to manage employee turnover, growth and training; our ability to manage our sales force expansion and dual franchise strategy; our actual research and development efforts and needs; fluctuations in results and expenses based on new product introductions, sales mix, unanticipated warranty claims, and the timing of project expenditures; our ability to secure financing; our ability to manage costs; general economic conditions; the ability of the company to negotiate and agree upon definitive documentation with a distribution partner in Japan; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosures:

Peripheral Products
The Stealth 360® PAD System and Diamondback 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are

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August 3, 2016

present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

Contraindications: The OAS is contraindicated when the ViperWire guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated. See the instructions for use before performing Diamondback 360 Coronary OAS procedures for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts this device to sale by or on the order of a physician.

Micro Crown OAS
CSI has commenced its COAST Investigational Device Exemption clinical trial to evaluate the safety and effectiveness of its new micro crown orbital technology in treating coronary arteries. This new system is limited by federal law to investigational use and is currently not commercially available in the United States or Japan.

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August 3, 2016

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net revenues	$48,460	$48,454	$178,184	$181,544
Cost of goods sold	9,854	10,873	35,421	39,520
Gross profit	38,606	37,581	142,763	142,024
Expenses:
Selling, general and administrative	37,551	38,270	162,542	143,684
Research and development	6,039	7,963	25,934	30,977
Restructuring charges	(12)	─	2,364	─
Legal settlement	─	─	8,000	─
Total expenses	43,578	46,233	198,840	174,661
Loss from operations	(4,972)	(8,652)	(56,077)	(32,637)
Interest and other, net	88	(17)	53	(185)
Net loss	$(4,884)	$(8,669)	$(56,024)	$(32,822)

Net loss per common share:
Basic and diluted	$(0.15)	$(0.27)	$(1.72)	$(1.04)

Weighted average common shares used in computation:
Basic and diluted	32,677,690	31,752,184	32,537,621	31,547,711

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Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	June 30,	June 30,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$60,638	$83,842
Accounts receivable, net	23,128	30,830
Inventories	17,440	13,966
Marketable securities	684	1,876
Prepaid expenses and other current assets	2,992	3,380
Total current assets	104,882	133,894
Property and equipment, net	32,471	32,883
Patents, net	5,013	4,511
Other assets	40	40
Total assets	$142,406	$171,328

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,506	$9,763
Accrued expenses	26,993	20,125
Total current liabilities	35,499	29,888
Long-term liabilities
Other liabilities	6,010	2,005
Total liabilities	41,509	31,893
Commitments and contingencies
Total stockholders' equity	100,897	139,435
Total liabilities and stockholders' equity	$142,406	$171,328

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Cardiovascular Systems, Inc.
Supplemental Sales Information
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2016	2015	2016	2015

Device revenue	$44,487	$42,988	$163,907	$161,280
Other product revenue(2)	3,973	5,466	14,277	20,264
Total revenue	$48,460	$48,454	$178,184	$181,544

PAD revenue(2)	$37,050	$39,004	$138,987	$152,537
CAD revenue	11,410	9,450	39,197	29,007
Total revenue	$48,460	$48,454	$178,184	$181,544

New customers(1):
PAD	48	45	188	217
CAD	62	71	222	230

Reorder revenue %	98%	96%	97%	96%

(1)	Excludes accounts in the early stage of product introduction and training.

(2)	Revenue amounts for the three and twelve months ended June 30, 2015 include $1,963 and $7,542 from sale of Asahi guidewires under a distribution agreement that terminated on June 30, 2015.

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Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as "Adjusted EBITDA" in this release.

Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the table on the next page. In addition, an explanation of the manner in which CSI's management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management's decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table.

Cardiovascular Systems, Inc.
Adjusted EBITDA
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2016	2015	2016	2015

Loss from operations	$(4,972)	$(8,652)	$(56,077)	$(32,637)
Add: Stock-based compensation	2,585	3,679	12,977	14,718
Add: Depreciation and amortization	1,017	904	3,917	2,321
Adjusted EBITDA	$(1,370)	$(4,069)	$(39,183)	$(15,598)

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI's management uses Adjusted EBITDA to analyze the underlying trends in CSI's business, assess the performance of CSI's core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI's performance period over period and in relation to its competitors' operating results. Additionally, CSI's management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI's management for its financial and operational decision-making and allows investors to see CSI's results "through the eyes" of management. CSI also believes that providing this information better enables CSI's investors to understand CSI's operating performance and evaluate the methodology used by CSI's management to evaluate and measure such performance.

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

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-- Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI's management also believes that excluding this item from CSI's non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI's operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI's financial statements.

-- Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI's management to assess the core profitability of CSI's business operations. CSI's management also believes that excluding these items from CSI's non-GAAP results is useful to investors to understand CSI's operational performance, liquidity and its ability to make additional investments in the company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP. Some of the limitations associated with CSI's use of these non-GAAP financial measures are:

-- Items such as stock-based compensation do not directly affect CSI's cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI's "Adjusted EBITDA" and therefore these non-GAAP measures do not reflect the full economic effect of these items.

-- Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

-- CSI's management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses. CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure

-- CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	PadillaCRT Marian Briggs (612) 455-1742 marian.briggs@padillacrt.com Matt Sullivan (612) 455-1709 matt.sullivan@padillacrt.com
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